UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
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Definitive Information Statement

ALTAIR INTERNATIONAL CORP.

(Name of Registrant as Specified in Its Charter)
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ALTAIR INTERNATIONAL CORPORATION
322 North Shore Drive
Building 1B, Suite 200
Pittsburgh, PA 15212
412-770-3140
Notice of Action by Written Consent of Shareholders to be Effective September 30, 2021
Dear Stockholder:
Altair International Corp., a Nevada corporation. (the “Company”), hereby notifies our stockholders of record on August 31, 2021 that stockholders holding approximately 54% of the voting power have approved, by written consent in lieu of a special meeting on August 26, 2021, the following proposals that were unanimously adopted on August 26, by the Board of Directors of the Company (the “Board of Directors”):
Proposal 1   To file an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock, par value $0.001 per share, from 2,000,000,000 to 5,000,000,000 (the “Common Stock Amendment”).
Proposal 2:   To file an amendment to our Articles of Incorporation to authorize shares of preferred stock in the amount of Ten Million (10,000,000) shares, $0.001 par value, in such series and classes, and with such rights and privileges as the Board of Directors may hereafter adopt in its sole discretion (the “Blank Stock Amendment”).
The Nevada Revised Statutes permits holders of a majority of the voting power of a corporation to take shareholder action by written consent. Accordingly, the Company will not hold a meeting of its stockholders to consider or vote upon the amendments to the Articles of Incorporation, as amended (the “Articles”).
This Information Statement is first being mailed to our stockholders of record as of the close of business on August 31, 2021. The action contemplated herein will not be effective until September 30, 2021, a date which is at least 20 days after the date on which this Information Statement is first mailed to our stockholders of record. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
The corporate action is taken by consent of the holders of a majority of the shares outstanding, pursuant to Nevada law. Proxies are not being solicited because stockholders holding approximately 54% of the issued and outstanding voting capital stock of the Company hold more than enough shares to effect the proposed action and have voted in favor of the proposals contained herein.
By order of the Board of Directors:
/s/ Leonard Lovallo
President and Chief Executive Officer
September 9, 2021

1

ALTAIR INTERNATIONAL CORP.
322 North Shore Drive
Building 1B, Suite 200
Pittsburgh, PA 15212
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
General Information
This Information Statement is being furnished to the stockholders of Altair International Corp., a Nevada corporation (the “Company”), in connection with the adoption of two amendments to our Article of Incorporation by our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting. On August 26, 2021 our Board of Directors approved and, on August 26, 2021 the holders of a majority of our voting capital stock approved the filing with the Secretary of State of the State of Nevada two amendment to our Articles of Incorporation, as amended (the “Amended Articles”) to (i) increase the number of authorized shares of the Company’s common stock, par value $.001 per share (“Common Stock”) from Two Billion (2,000,000,000) shares to Five Billion (5,000,000,000) shares (the “Common Stock Amendment”), and (ii) to authorize shares of preferred stock in the amount of Ten Million (10,000,000) shares, $0.001 par value, in such series and classes, and with such rights and privileges as the Board of Directors may hereafter adopt in its sole discretion (“Blank Check Preferred Amendment”). The Common Stock Amendment and the Blank Check Preferred Amendment will become effective on the date of filing the Amended Articles with the Nevada Secretary of State in accordance with the relevant sections of the Nevada Revised Statutes.
Dissenters’ Right of Appraisal
The Nevada Revised Statutes do not provide for dissenter’s rights of appraisal in connection with the proposed Common Stock Amendment and Blank Check Preferred Amendment.
Voting Securities
As of the date of this information statement, our voting securities consist of our Common Stock of which 564,468,735 shares are outstanding. Approval of the Amended Articles requires the affirmative consent of a majority of the shares of our Common Stock issued and outstanding on August 31, 2021 (the “Record Date”). The quorum necessary to conduct business of the stockholders consists of a majority of the Common Stock issued and outstanding as of the Record Date.
Stockholders who beneficially own an aggregate of 302,144,435 shares of our Common Stock, or approximately 54% of the total issued and outstanding shares of Common Stock are the “Consenting Stockholders.” The Consenting Stockholders have the power to vote all of their shares of our Common Stock, which number exceeds the majority of the issued and outstanding shares of our Common Stock on the date of this Information Statement. The Consenting Stockholders have consented to the proposed actions set forth herein and had and have the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.
According to N.R.S. 78.390, a majority of the Company’s outstanding voting power entitled to vote on the matter is required in order to amend the Articles. The approval of this action by written consent is made possible by Section 78.320 of the Nevada Revised Statutes, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors elected to utilize the written consent of the holders of more than a majority of our voting securities.

Pursuant to Section 78.320 of the Nevada Revised Statutes, we are required to provide prompt notice of the taking of the corporate actions described above without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as such notice. This Information Statement will be mailed on or about September 10, 2021 to stockholders of record as of the Record Date and is being delivered to inform you of the corporate action described herein before such action takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.
The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.
FORWARD-LOOKING STATEMENTS
This Information Statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Commission in its rules, regulations and releases) representing the Company’s expectations or beliefs regarding the Company. These forward-looking statements include, but are not limited to, statements regarding the Company’s business, anticipated financial or operational results or objectives. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “will”, “expect”, “believe”, “anticipate”, “intend”, “desire”, “could”, “estimate”, “might”, or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other filings of the Company with the Commission.
PROPOSAL 1 —
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 2,000,000,000 to 5,000,000,000
The Company has received stockholder approval to amend its Articles of Incorporation to increase the number of authorized shares of Common Stock from 2,000,000,000 to 5,000,000,000. Article 3 of the Amended Articles is expected to be amended to read as follows following the Authorized Shares Issuance and the Blank Check Preferred Amendment:
“The aggregate number of shares which the Corporation shall have authorized to issue is Five Billion Ten Million (5,010,000,000) shares of which Five Billion (5,000,000,000) shall be shares of Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shall be shares of Preferred Stock, par value $0.001 per share. The Preferred Stock may be issued by the Board of Directors with such rights, preferences and privileges set forth in a designation statement filed with the Nevada Secretary of State.”
The Consenting Stockholders have voted in favor of approving the Amended Articles. With the approval of the Consenting Stockholders, the amended Articles will become effective upon its filing with the Secretary of State of the State of Nevada.
Current Use of Shares
As of August 26, 2021, there were:
•
564,468,735 shares of Common Stock outstanding;

•
8,934,227 shares subject to issuance upon the conversion of our outstanding convertible promissory notes based upon the principal balance of the convertible notes of $522,838 and an average conversion price of $0.05625 and

•
1,000,000 shares subject to issuance upon the conversion of our outstanding warrants based upon an average exercise price of $0.25.

Purpose and Effect of the Proposed Increase in Shares of Common Stock
The proposed increase in the number of authorized shares of Common Stock is necessary principally to cover the acquisition of other companies, reverse mergers and to raise capital. No additional action or authorization by stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our Common Stock is listed or quoted. Examples of circumstances in which further stockholder authorization generally would be required for issuance of such additional shares include (a) transactions that would result in a change of control of the Company, and (b) adoption of, increases in shares available under, or material changes to equity compensation plans.
The additional authorized shares would become part of the existing class of Common Stock, and the Amended Articles would not affect the terms of the outstanding Common Stock or the rights of the holders of the Common Stock. The Company stockholders do not have preemptive rights with respect to our Common Stock. Should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. Therefore, additional issuances of Common Stock could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.
Anti-takeover Provisions
We are not introducing this proposal with the intent that it be utilized as a type of anti-takeover device. However, this action could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile attempt to acquire control of the Company, we could seek to impede the attempt by issuing shares of Common Stock, which would effectively dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. Further, we could issue additional shares in a manner that would impede the efforts of stockholders to elect directors other than those nominated by the then current Board of Directors. These potential effects of the proposed increase in the number of authorized shares could limit the opportunity for the Company stockholders to dispose of their shares at the higher price generally available in takeover attempts or to elect directors of their choice. The following is a description of other anti-takeover provisions in our charter documents and other agreements. We have no current plans or proposals to enter into any other arrangement that could have material anti-takeover consequences.
Articles of Incorporation and Bylaws
Certain provisions of our Articles of Incorporation and bylaws may have the effect of deterring unsolicited attempts to acquire a controlling interest in the Company or impeding changes in our management. Our Articles of Incorporation do not provide our stockholders with cumulative voting rights. Our bylaws provide that only our Board of Directors or persons authorized by our Board of Directors may call a special meeting of stockholders.
We are not presenting this proposal with the intent that it be utilized as a type of anti-takeover device. The proposal is being made at this time to make available a sufficient number of shares of Common Stock in connection with our on-going acquisition and financing requirements until we have sufficient revenues from our current business to not require financings to support our business plan, to meet tour current potential obligations to issue Common Stock and to provide us with greater flexibility to issue shares for general corporate purposes that may be identified in the future.
PROPOSAL 2 —
AUTHORIZATION TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED SHARES OF TEN MILLION (10,000,000), $.001 PAR VALUE PER SHARE, IN SUCH CLASSES OR SERIES WITH SUCH RIGHTS, PRIVILEGES AND PREFERENCES AS THE BOARD MAY HEREAFTER DETERMINE IN ITS SOLE DISCRETION
Our Board of Directors and our Consenting Stockholders have consented to authorize 10,000 000 shares of preferred stock (“Preferred Stock”). These are known as “blank check” Preferred Stock because the Board of Directors can set in its discretion the classes, series and rights, privileges and preferences as it may determine in the future, in its sole discretion in the exercise of its business judgment.
Reasons for the Preferred Stock Authorization
The Board believes that it is in the Company’s and stockholders’ best interest to authorize shares of Preferred Stock to meet business needs as they arise without the expense or delay of a special meeting of stockholders to approve additional authorized shares at that time. Such business needs may include future offerings of preferred stock, future issuances of preferred stock in connection with the acquisition of other companies or assets, and other proper corporate purposes identified by the Board of Directors in the future. Any future issuance of Preferred Stock of the Company would remain subject to separate stockholder approval if required by applicable law, the Company’s articles of incorporation (as amended), or the rules of any national securities exchange on which shares of Preferred Stock of the Company are then listed.
Anti-Takeover Effects
The authorized but unissued shares of Preferred Stock could have anti-takeover effects. Under certain circumstances, any or all of the Preferred Stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. For example, the Board of Directors could designate and issue a series of Preferred Stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of Common Stock or with rights and preferences that include special voting rights to veto a change in control. The Preferred Stock could also be used in connection with the issuance of a stockholder rights plan, sometimes referred to as a “poison pill.”
Use of the Preferred Stock in the foregoing manner could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders, even if such proposed actions would be beneficial to the Company’s stockholders. This could include discouraging bids for the Company even if such bid represents a premium over the Company’s then-existing trading price and thereby prevent stockholders from receiving the maximum value for their shares.
Other Potential Effects of the Proposed Amendment
The authorization of Preferred Stock will not, by itself, have any effect on the rights of present stockholders. The shares of Preferred Stock to be authorized will be “blank check” serial preferred stock. This type of preferred stock allows the Board of Directors to issue one or more series of the Preferred Stock, from time to time, with full, limited or no voting powers, and to fix all of the designations, preferences and relative, participating, optional or special voting rights, and qualifications, limitations or other restrictions upon the Preferred Stock.
Management also will have the discretion, subject to approval of the Board of Directors how, when, and for what consideration the Preferred Stock may be issued. The Board can approve significant liquidation, dividend, voting conversion, and redemption rights that are very superior to those of Common Stock to the serious detriment of common stockholders. If the Preferred Stock authorization is approved, thereafter the common shareholders will have NO other future input or approval over the Preferred Stock issuance, or its rights, privileges, preferences, or its series or classes.
Under the Company’s Articles, the Company’s stockholders do not have preemptive rights to subscribe for additional shares of capital stock which may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of such shares. In addition, if the Board of Directors elects to issue additional shares of Preferred Stock, such issuance could have a dilutive effect on the earnings per share, voting power and holdings of current holders of Common Stock or Preferred Stock.
Exchange Act Matters
Our Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split, if implemented, will not affect the registration of our Common Stock under the

Exchange Act or our reporting or other requirements thereunder. Our Common Stock is currently traded on the OTCQB Venture market under the symbol “ATAO”, subject to our continued satisfaction of the OTCQB Venture market listing requirements.
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
The following table sets forth, as of August 26, 2021, certain information concerning the beneficial ownership of Common Stock by (i) each person known by the company to be the owner of more than 5% of the outstanding common stock, (ii) each director, (iii) our executive officers, and (iv) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or the power to transfer, and stock options and other rights to acquire common stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The calculation of the percentage owned is based on 564,468,735 shares outstanding. Unless otherwise indicated, the address of the following shareholders is the address of the Company.
Stockholders, Management and Directors	Shares Beneficially Owned	Percentage of Outstanding Shares Owned*
Leonard Lovallo, President and CEO, Director	29,880,000	5.29%
Ramzi Khoury, Director 11 Rue Jean Jaures Creteil, France 94000	2,000,000	*%
Alan Smith 18934 N. 92nd Way Scottsdale, AZ 85255	29,234,063	5.2%
Fourth Street Fund, LP Scottsdale, AZ 85255 Duluth, GA 30096	250,593,050	44.39%
Thirty 05 LLC 3005 Hoedt Rd. Tampa, FL 33618	42,096,663	7.5%
Mahmoud Jrab 9432 Cavendish Dr, Tampa FL 33626	29,404,007	5.2%
All directors and executive officers as a group (2 persons)	31,880,000	5.6%

*
Beneficial ownership of less than 1% is omitted.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
Only one information statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly upon written or oral request a separate copy of the information statement to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the Company that the security holder wishes to receive a separate copy of an information statement.
Security holders sharing an address and receiving a single copy may request to receive a separate information statement at Altair International Corp., 322 North Shore Drive, Building 1B, Suite 200, Pittsburgh, PA 15212. Security holders sharing an address can request delivery of a single copy of information statements if they are receiving multiple copies may also request to receive a separate information statement at Altair International Corp., 322 North Shore Drive, Building 1B, Suite 200, Pittsburgh, PA 15212, telephone: (412) 770-3140.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons who own more than ten percent (10%) of our outstanding Common Stock, file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the SEC to furnish us with copies of all such reports they file. Specific due dates for such reports have been established by the SEC and we are required to disclose any failure to file reports by such dates. We believe that during the fiscal year ended March 31, 2021, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis.
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.
We will provide, upon request and without charge, to each shareholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, including the financial statements and financial statement schedule information included therein, as filed with the SEC. You are encouraged to review the Annual Report together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Altair International Corp., 322 North Shore Drive, Building 1B, Suite 200, Pittsburgh, PA 15212, telephone: (412) 770-3140.
Altair International Corp.
By Order of the Board of Directors
Date: September 9, 2021	By:	/s/ Leonard Lovallo Leonard Lovallo President and Chief Executive Officer

Exhibit A
Amendment to Articles of Incorporation
Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1.
Name of corporation:

Altair International Corp.
2.
The articles have been amended as follows: (provide article numbers, if available)

Article 3 is amended as follows:
The aggregate number of shares which the Corporation shall have authorized to issue is Five Billion Ten Million (5,010,000,000) shares of which Five Billion (5,000,000,000) shall be shares of Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shall be shares of Preferred Stock, par value $0.001 per share. The Preferred Stock may be issued by the Board of Directors with such rights, preferences and privileges set forth in a designation statement filed with the Nevada Secretary of State.
3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation to have voted in favor of the amendment is: 54%

4.
Effective date and time of filing: (optional) Date: Time: (must not be later than 90 days after the certificate is filed)

5.
Signature: (required)

/s/ Leonard Lovalla
President and CEO
Signature of Officer